Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

July 11, 2003
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Inverness Medical Innovations, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the registration of 292,610 shares (the "Registered Shares") of common stock, par value $.001 per share, of the Company ("Common Stock"), which the Company may issue upon the exercise of the stock options (the "Assumed Stock Options") which were granted under the Ostex International, Inc. Amended and Restated Stock Option Plan, the Ostex International, Inc. Amended and Restated 1994 Stock Option Plan and the Ostex International, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan (collectively the "Plans"), and assumed by the Company in connection with its acquisition of Ostex International, Inc.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Registered Shares against payment therefor in accordance with the terms of the Assumed Stock Options and the Plans, the Registered Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP